Exhibit 5.2

December 28, 2006

Board of Directors

SAVVIS, Inc.

1 SAVVIS Parkway

Town & Country, Missouri, 63017

Ladies and Gentlemen:

We are acting as counsel to SAVVIS, Inc., a Delaware corporation (formerly SAVVIS Holdings Corporation, the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $300,000,000 of shares of the Company’s common stock, par value $0.01 per share, all of which shares may be sold by certain stockholders of the Company (the “Resale Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”).

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all Documents submitted to us, the authenticity of all original Documents, and the conformity to authentic original Documents of all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that the Company will remain a Delaware corporation.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming receipt by the Company of the consideration for the Resale Shares specified in the

Board of Directors

SAVVIS, Inc.

December 28, 2006

Merger Agreement (as defined on Schedule 1 hereto), the Resale Shares are validly issued, fully paid and nonassessable.

This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP

Schedule 1

1. An executed copy of the Registration Statement.

2. The Certificate of Incorporation of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect prior to the Merger.

3. The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect prior to the Merger.

4. Amended and Restated Agreement and Plan of Merger among Bridge Information Systems, Inc., SAVVIS Acquisition Corp. (“SAVVIS Acquisition”) and SAVVIS Holdings Corporation dated as of February 19,1999 (the “Merger Agreement”) pursuant to which SAVVIS Acquisition has merged with and into the Company (the “Merger”) and all outstanding shares of SAVVIS Acquisition were converted into shares of common stock, par value $.01 per share, of the Company as provided in the Merger Agreement.

5. Resolutions of the Board of Directors of the Company adopted by unanimous written consent on February 16, 1999 and resolutions of the stockholders of the Company adopted by written consent as of March 22, 1999, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the Merger and the issuance of the Resale Shares.

6. The Certificate of Incorporation of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect immediately after the Merger.

7. The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect immediately after the Merger.

8. Certified copy of the Certificate of Merger as filed with the Secretary of State of the State of Delaware on April 7, 1999.

9. A certificate of the Assistant Secretary of the Company, dated as of the date hereof.